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EXHIBIT A

Agreement of Reporting Persons

Each of the undersigned hereby agrees that the Amendment No. 1 to Schedule 13G filed on the date hereof with respect to the shares of Class A Common Stock of Entravision Communications Corporation has been filed on behalf of the undersigned.

Entities:

TSG Capital Fund II, L.P.

TSG Associates II, L.P.

TSG Associates II, Inc.

TSG Capital Fund III, L.P.

TSG Associates III, LLC

Z Spanish Media Holdings, LLC

February 13, 2003
Date
/s/ Cleveland A. Christophe
Signature
Cleveland A. Christophe, as Managing Member or as Attorney-in-fact for the above-listed entities
Name/Title

Individuals:

Cleveland A. Christophe

Mark D. Inglis

Darryl B. Thompson

February 13, 2003
Date
/s/ Cleveland A. Christophe
Signature
Cleveland A. Christophe, Individually and as Attorney-in-fact for the above-listed individuals
Name/Title